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                                                                      EXHIBIT 15



Letter Re:  Unaudited Interim Financial Information

Aetna Inc.
Hartford, Connecticut

Ladies and Gentlemen:

Re:  Registration Statements No. 333-07169, 333-08427,
333-08429, 333-08431, 333-52321, 333-52321-01, 333-52321-02, 333-52321-03,
333-52321-04, and 333-52321-05.


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 4, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                                                  /s/  KPMG Peat Marwick LLP


Hartford, Connecticut
August 4, 1998